Exhibit 99.1

Operator: Welcome to the Sunstone Hotel Investors third quarter conference call.  At this time all participants are in listen-only mode.  Later, we will conduct a question and answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today, Wednesday, November 2, 2016 at 9:00 a.m. Pacific Daylight Time.  I will now turn the presentation over to Mr. Aaron Reyes, Vice President of Corporate Finance.  Please go ahead.

Aaron Reyes: Thank you, Leo and good morning everyone.  By now, you should have all received a copy of our third quarter earnings release and supplemental which were released yesterday.  If you do not yet have a copy, you can access them on our website.

Before we begin, I would like to remind everyone that this call contains forward looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Q’s, 10-K’s, and other filings with the SEC, which could cause actual results to differ materially from those projected.  We caution you to consider those factors in evaluating our forward looking statements.

We also note that this call may contain non-GAAP financial information including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are John Arabia, President and Chief Executive Officer, Bryan Giglia, Chief Financial Officer, and Marc Hoffman, Chief Operating Officer.  After our

remarks, we will be available to answer your questions.  With that, I would like to turn the call over to John.  Please, go ahead.

John Arabia: Good morning, everyone and thank you for joining us.  Today I will provide an overview of our recent operating results, discuss our views on the operating environment, update you on our recently or nearly completed redevelopment projects and finally, provide commentary on the current investment environment.  Later, Bryan will provide an overview of our balance sheet and updated earnings guidance.

Third quarter operating results, which included comparable hotel RevPAR growth of 2.2% and total portfolio RevPAR growth of 90 basis points, came in near the mid-point of our expectations.  Despite the relatively anemic top-line growth, our total portfolio hotel level EBITDA increased by nearly 2% in the quarter as property level operating expenses increased only 70 basis points compared to the third quarter of 2015, aided by a reduction in both energy expenses and property taxes.  Furthermore, our third quarter adjusted EBITDA and adjusted FFO per share exceeded the top end of our guidance as a result of the modest property level expense growth as well as lower than expected corporate overhead.

Overall, the operating environment in the third quarter was impacted by many of the same headwinds we experienced in the first half of the year.  The muted outlook for macroeconomic growth, including low expectations for business investment and corporate revenue growth, have contributed to ongoing weakness in travel demand from corporate accounts particularly those in the banking, financial services, and the oil and gas industries.

During the third quarter, our total portfolio average daily rate increased 60 basis points, despite a 40 basis point increase in occupancy, to a third quarter near-record occupancy level of 85.8%.  Our operators continue to have difficulties pushing room rates, despite high occupancy levels, and those that have tried to maintain or push rates in non-sold out periods, have ended up losing occupancy index to their competitive hotels.

We continue to believe that the difficulty in pushing room rates is the result of both economic headwinds and industry dynamics such as the increase in information to both the consumer and the operator, the free optionality provided to consumers when they book a room reservation and the perverse incentive created by several frequent guest programs that result in last minute discounting in order to achieve certain occupancy thresholds.  As a result of these economic and industry specific factors our portfolio witnessed a 1.2% decline in transient room nights in the quarter and a 1% decline in transient ADR.  Markets that saw weak transient demand include Chicago, New Orleans, Houston and New York.  Alternatively, transient demand was healthy at our hotels in Washington D.C., Baltimore, Philadelphia, Park City, Long Beach and LAX.

Now let’s talk a bit about our portfolio group trends.  While transient revenues in the quarter were challenged in several markets, we once again were more encouraged by the performance of our group business which makes up about a third of our total room nights.  Group room nights increased 4.1% relative to the prior year and average group rates increased approximately 4.8% which combined to generate a robust 9% group revenue growth for the quarter.  Group trends were particularly positive in San Diego, Orlando and Baltimore.  As we discussed on the call last quarter, our third quarter guidance assumed that actualized group rooms as a percentage of the group blocks would be lower than the historic norm.  The third quarter group slip percentage of 83.2% was in fact lower than the third quarter norm of 84 to 86%.  However, this figure exceeded our internal forecast and our assumption underlying guidance.  As Bryan will discuss in a minute, our internal forecast and guidance will continue to assume that group slippage levels will fall short of historic norms as a result of the relatively weak economic environment and that near term group bookings are likely to remain soft.

During the third quarter our hotels actualized more than 337,000 group room nights, which is a record for the period.  While our group pace for the full year has moderated, our current full year forecast of achieving nearly 1.4 million group rooms would also be a record for the portfolio.  As of the end of the third quarter, we had 94% of our forecasted full year group rooms on the books which is approximately 90 basis points ahead of the same time last year.  At the beginning of the fourth quarter, full year group pace was up 3.9% with the largest contributors being the Hilton San Diego Bayfront and the Renaissance Orlando.  While longer term group bookings remain healthy, near term group bookings, particularly from corporate clients, have moderated.  This is a trend we attribute not only to the previously mentioned economic headwinds, but also the fact that several of our hotels have limited remaining availability for groups this year.

Turning to margins, during the third quarter comparable hotel EBITDA margins expanded by 120 basis points as property level cost controls, operational efficiencies and lower energy costs and real estate taxes offset weaker RevPAR growth.  Normalizing for the ground rent increase at the Hilton San Diego Bayfront, margins for the quarter would have increased by approximately 170 basis points.

So let’s now talk a bit about other recent initiatives beginning with an update on our two major repositioning projects.  As we discussed last quarter, we are very pleased with the performance of our recently renovated Boston Park Plaza.  The property looks fantastic and has been very well received.  In fact, in September the hotel was awarded a four diamond designation by AAA.  This distinction will result in superior placement with travel agents and will allow the hotel to attract groups that would not have selected the property in the past.  We have made additional progress on the redevelopment of the retail podium with the grand opening of Leica Camera in September and look forward to welcoming Boston’s first Starbucks Reserve store when it opens in the base of our hotel in 2017.

Similarly, we are pleased with the progress of the repositioning and the recent performance of the Wailea Beach Resort.  Over the next two months, we expect to substantially complete the remaining phases of the repositioning, including Roy Yamaguchi’s new restaurant concept, Humble Market Kitchin, which will open in December, the finally delivery of all guestrooms and our much anticipated kids’ adventure pool which will have the longest water slides in Maui.  We continue to be pleasantly surprised by the performance of our Wailea Beach Resort during its renovation and much like the first half of the year, the hotel exceeded its third quarter RevPAR budget by over 15%, as we have not had to discount the room rates as much as we originally believed and the market continues to outperform expectations.  Together, these two hotels are expected to deliver outsized RevPAR and EBITDA growth in 2017 which we expect to be materially in excess of the $11 to $14 million of EBITDA displacement realized in 2016.

Now let’s shift gears and talk a bit about the current investment environment and our capital allocation strategy.  As you know, we have said repeatedly since early 2015 that we were more likely than not to be a net seller of assets.  In the past year, we have sold approximately $600 million of assets including two hotels and an online hotel purchasing platform.  That is, we have shrunk the company’s asset value by approximately 13%, for what we believe are all the right reasons and use the proceeds not only to strengthen our balance sheet and liquidity, but also to return capital to our shareholders.  We expect that we will more likely than not continue to be a net seller of hotels in the current environment.  In general, we look to sell hotels in which another party is willing to pay a price well in excess of our internal valuation or hotels that we believe have inferior long term earnings prospects.  That said, the number of hotel transactions has declined and has become marginally more difficult to sell hotels.  Furthermore, we will occasionally evaluate hotel acquisitions if we believe the investment provides attractive long term value creation opportunities.  It’s worth noting, however, that in the current environment, the probability of an acquisition is relatively low, given the various hurdles presented by the operating environment and our high cost of equity capital.

Moving onto our balance sheet, we continue to maintain one of the lowest levered balance sheets in the space and have considerable investment capacity.  At the end of the quarter, our trailing twelve month net debt and preferred to pro forma adjusted EBITDA stood at only 2.4 times and we had $367 million of unrestricted cash in addition to all $400 million available on our credit facility.  Our leverage is low; we have significant investment capacity and have attractive options to refinance our pending loan maturities at more competitive rates, while reducing secured borrowing and extending our loan maturities.

In summary, our portfolio is well positioned to deliver outsized relative earnings growth in 2017, particularly with the anticipated contributions of our repositioned Boston Park Plaza and Wailea Beach Resort, and our low levered balance sheet and significant investment capacity gives us considerable optionality to not only safely navigate nearly any economic eventuality, but also to take advantage of it.

With that, let me turn the call over to Bryan for more details on our balance sheet and earnings guidance.  Bryan, please go ahead.

Bryan Giglia: Thank you, John and good morning everyone.  At the end of the third quarter we had $367 million of unrestricted cash on hand and $1.2 billion of consolidated debt in preferred securities.  Our debt has a weighted average term to maturity of approximately four years and an average interest rate of 4.4%.  Our variable rate debt as a percentage of total debt, stands at 22%.  We have 21 unencumbered hotels that collectively generated approximately $214 million of EBITDA on a trailing twelve month period and an undrawn $400 million credit facility.  Our balance sheet continues to be strong and we retain considerable flexibility to take advantage of opportunities as they present themselves.

As we mentioned last quarter, we are in the process of working through the refinancing of our upcoming 2017 debt maturities.  Following the completion of these transactions, we expect our weighted average interest rate to decrease, our weighted average term to maturity to extend and we will have no remaining maturities until late 2019.

Now, turning to fourth quarter and full year 2016 guidance, a full reconciliation can be found on page 19 of our supplemental, as well as in our earnings release.  As discussed on prior calls, our 2016 earnings are being negatively impacted by the repositioning of the Wailea Beach Resort which we expect to be substantially completed at the end of this year.  As such, our guidance presents expect RevPAR growth for both our total 28-hotel portfolio and our comparable 27-hotel portfolio, excluding Wailea.

For the fourth quarter, we expect comparable 27-hotel portfolio RevPAR to decline between 2.5% and 0.5% and our total portfolio RevPAR growth to decline between 2% and flat.  Our fourth quarter RevPAR guidance assumes a group slippage percentage of just below 80%, which is approximately 400 basis points lower than the historic average.  Furthermore, our RevPAR forecast assumes that travel will be weaker than normal during the election week in early November.  We expect fourth quarter adjusted EBITDA to be between $69 million and $73 million and adjusted FFO per diluted share to be between $0.24 and $0.26.  For the full year, we expect our comparable 27-hotel portfolio RevPAR to grow between 0.5% and 1.5%.  Our full year adjusted EBITDA margin guidance for the comparable 27-hotel portfolio reflects a contraction of approximately 25-75 basis points.  Excluding the impact of the previously mentioned ground rent increase at our Hilton San Diego Bayfront, margins would have generally been flat.  Our full year 2016 adjusted EBITDA guidance ranges from $320 million to $324 million and our full year adjusted FFO per diluted share ranges from $1.16 to $1.18.

Consistent with our practice in prior years, we expect to declare a catch-up dividend in the fourth quarter that would generally be equally to our remaining taxable income.  Based on our current outlook, we expect our fourth quarter distribution requirement to be between $0.50 and $0.55 per share.  Combined with the dividends paid in the first three quarters, the midpoint of our dividend guidance range would equate to a cash dividend yield of greater than 5%.  Our Board of Directors will approve the final amount of the catch-up dividend and it will be declared later this quarter.  Separate from the common dividend, our Board has already approved the routine quarterly distributions on both outstanding series of our preferred equity.

With that, I would now like to open the call up to questions.  Leo, please go ahead.

Operator:If you would like to ask a question please press *1 on your touch tone phone.  We will take our first question from Ryan Meliker of Canaccord Genuity.  Your line is open.

Ryan Meliker:Good morning.  Just to follow up to your dividend comment, have you discussed at all whether you are likely to pay out that dividend in the form of cash or stock going forward?  I know you guys have historically liked to retain your cash and pay out that true-up in a stock component, but it seems with where your balance sheet is, you certainly have the capacity and we are certainly seeing a level of interest from institutional investors that we have not seen in the past with regard to common equity dividends.  So, any thoughts there?

Bryan Giglia:Good morning Ryan.  Yeah, you are absolutely correct.  In the past, we had used the stock component of the dividend as we were moving our balance sheet to where we are today and achieving our long-term leverage levels.  As you noted, since we have achieved those the catch-up dividend for the fourth quarter this year is anticipated be paid in cash and going forward that would be something that would be evaluated on an annual basis, but seeing that we have achieved our leverage levels, a good assumption would be that that would remain cash.

Ryan Meliker:Great.  That is really helpful.  Has the board thought about increasing the regular quarterly dividend at all, especially where we are in the cycle, where the balance sheet is, as opposed to doing such a large true-up at the end of the year, going forward?

Bryan Giglia:That is something that is always evaluated, it is dependent on where we are from a leverage standpoint, what our capital and investment needs are and what our future outlook is.  That is something that in the fourth quarter we will address with our catch-up dividend and going forward it is something the board will evaluate on a quarterly basis.

Ryan Meliker:That is helpful.  With regards to the 4Q outlook, it sounds to me like the outlook has kind of deteriorated over the last few months.  Could you just give a little bit of color on what has gotten worse than 3 months ago that has led you to lower your full year outlook despite the 3Q coming in - certainly in line with your expectations.

John Arabia:Sure, good afternoon Ryan, it’s John.  I would say that transient particularly commercial transient has deteriorated further and just that ability to push rate despite high occupancy levels.  We continue to be disappointed by the level of discounting that we see.  As mentioned in the prepared remarks, group has actually held up well, albeit we have also seen, which was partially anticipated, we have also seen a deterioration in short-term group bookings and production that has resulted in us moderating our view.  In addition, there was one piece of business in our Houston assets, a piece of training business that we are hoping to hold on to, that ended up cancelling which had us bring down our earnings a bit for the quarter.

Ryan Meliker:That is helpful.  As we look out to 2017, you have some moving pieces here with asset sales and the EBITDA disruption at the Wailea and Boston Park Plaza plus the $5 million guarantee from Marriott that gets offset in the fourth quarter of this year.  Are you expecting any material benefits beyond just the recovery of the EBITDA loss at Wailea and Boston Park Plaza in 2017, and if so, any idea how we can try to quantify that?

John Arabia:Well we would sure hope so, after what is collectively $200 million of investments and materially repositioning those assets we would hope to materially outperform just the $11 million to $14 million of EBITDA displacement at those two hotels this year.  We will provide more guidance on that as we go through budget season but we remain confident, we remain encouraged by what we see at those assets and their ability to outperform their markets over time.

Ryan Meliker:That’s helpful. That is all from me, thanks a lot.

John Arabia:Thanks Ryan.

Operator:Our next question comes from Jeff Donnelly of Wells Fargo.

Jeff Donnelly:Good morning, John, a first question on outlook, not specific to your assets.  I was curious, how are you thinking about 2017 from a supply and demand landscape perspective? Given how we are sorting out this year and what the supply picture looks like.  I know no one has a crystal ball on the demand side, just curious about what may be shaping what you are expecting for the industry next year.

John Arabia:It does look like in most markets, including our markets, we are anticipating a modest increase in supply growth, year over year.  I have listened to what a lot of folks have said about 2017 for an industry, I’m not speaking specifically about our company which we think will have incremental benefits largely because of the repositioning, but when you take a look at it, what do we currently know, what do we currently see in the operating environment?

First off, corporate transient demand has been soft.  It has been the big disappointment of this year, perhaps not unexpected, considering what we have seen in the economy, particularly with business investment and corporate revenues.  Also, the in the year for the year group bookings and in the quarter for the quarter group bookings, are both down by a notable margin.  Although I will tell you, the bright spot there is our tentative bookings are up significantly and we wonder if that is because of noise or concern around the elections, but at least it's a silver lining. Three, I think you can take a look that year-over-year group production has now turned negative in the quarter.  Four, sell-out nights have declined for the first time in this recovery.  Five, as you bring up, the supply growth is expected to uptick just a little bit, which I think will be more difficult going into ‘17 to maintain occupancy and six, we've already witnessed a level of discounting despite high occupancy levels.  You put all that together and I would say, absent a notable re-acceleration of economic growth, it's just hard for me, Jeff, to see RevPAR growth accelerating from the flat to modestly negative trend that we're currently anticipating.

Jeff Donnelly:That's understood.  I guess I'm curious.  I mean, do you think deceleration next year is 100 to 200 basis points, or do you think it may be more material than that?

John Arabia:I think there is a wide range of possible outcomes and I'm not trying to dodge the question, but we'll provide a better outlook once we get through our property budgets on the next conference call.

Jeff Donnelly:Understood.  You touched on some of this in your remarks, but I recognize you only know where the bottom is with the benefit of hindsight, but what do you need to see to get comfortable with investing capital in share repurchases?  How do you think about that?

John Arabia:We clearly have the capacity.  No question there.  It has been robustly discussed at several board meetings and thus far we have decided to hold on to that liquidity.  I believe it's a mixture, but not just one specific item, but I believe it's a mixture of the share price itself, what we see in operating fundamentals, our capital requirements, our need for liquidity.  I think it's a lot of different things and quite honestly, Jeff, we just haven't pulled the trigger yet.  It doesn't mean that we won't in the future and it doesn't mean that it hasn't been considered several times by our Board.

Jeff Donnelly:But in ‘17, as renovations get completed, you would think some of the demands on your liquidity maybe get lessened, and maybe it depends on if the environment holds, but could you see that potentially getting more consideration next year?

John Arabia:Yeah, and I don't want to overemphasize the fact that liquidity has been a significant impediment to us buying back shares.  Our liquidity is enormous.  We're sitting on a significant amount of cash and our leverage is so low that, even if our liquidity was lower, we could lever up to buy back shares if we thought it was the right time.  I think it will really come down to share price and how we view asset values and the operating environment.

Jeff Donnelly:Just maybe another question or two on certain markets and I don't know if Mark wants to chime in.  Just considering San Francisco, I don't know whether or not you've heard any of this, but just anecdotally, I've been catching more data points about hotels looking to close for renovations during the Moscone renovation.  Is that potentially something that's a little bit bigger than people are anticipating, or maybe a little more broad-based, so you could actually face a little less competition during that kind of disruptive period?  Have you guys heard anything about that?

Mark Hoffman:Jeff, hey, good morning.  I think your crystal ball is better than mine, I have not heard anything about hotels literally shutting their doors.  Maybe a few small boutiques, but I can't imagine them, with the cost structure of larger hotels in a union environment, closing their doors.

Jeff Donnelly:Well, they may not be closing outright, but sort of taking rooms out of service for renovations or something like that on a more aggressive basis.

Mark Hoffman:We have not gotten an update on that.  We'll look, but I would assume there would be normal cyclical and that it would be smart for people to do it, and if that happens, we will take advantage.

Jeff Donnelly:Just one last one on Houston.  I know supply is probably going to continue to be an issue, but do you get the sense that Houston maybe has found its bottom on the demand side, or do you think it's still kind of eroding?

John Arabia:I can only provide anecdotal evidence, Jeff, and of course, as we said, I think it was in Ryan's question, we lost a piece of the training business in the fourth quarter.  We're hoping that business comes back in the first quarter.  But that was an incremental lump on us specifically.  I can only give you some anecdotal evidence that we've recently received a request for proposal (“RFP”) for a piece of training business for one of the big oil services companies, and that's business we haven't seen an RFP on in 18 months.  So, that, at least, was positive, but I think Houston is going to remain a challenge for some time.

Jeff Donnelly:Thanks, guys.

John Arabia:Thanks, Jeff.

Operator:Our next question is from David Loeb of Baird.  Your line is open.

David Loeb:John, in the prepared remarks, you talked about the low probability of doing acquisitions.  What would it take to get you to do an acquisition?

John Arabia:David, we've looked recently at acquisitions, bid hard on one actually and were the runner-up.  That was an acquisition that we believed was great long-term relevant real estate.  And despite the fact that there's a disconnect between public market and private market pricing, we thought that we would turn around, let's say, in 5 to 10 years and say that we think that that was a smart capital allocation decision.  It was relatively small.  I think acquisitions are more challenged in this environment because sellers' expectations, just as ours are, remain relatively high.  I would say that they're low probability but I wouldn't rule it out.

David Loeb:On that one, what was the profile of the high bidder?  Was it foreign capital, was it PE, was it a public company?

John Arabia:Private equity.

David Loeb:Interesting.  Just to go back a little bit to revenue management, there's this consistent talk about heads-in-beds.  Is there some risk that a lot of operators are doing the same thing and all you are really doing is just lowering the floor for rates?

Mark Hoffman:Yeah.  It's Mark.  Good morning.  Historically, we've seen that occur, as we've gone into these kinds of cycles that the operators at times are our worst enemies and, yes, it is possible.

David Loeb:In that scenario, Mark, how much benefit do you have from brand distribution versus depending on the OTA's, both in terms of absolute rate and in terms of net rate?

Mark Hoffman:Well, obviously, brand distribution will make a difference.  I also think having hotels that are renovated and positioned very well will make a difference, so we're not soap on a shelf.  I think our portfolio stands up very strong for that.  Then, I think the brands continue to try and go more direct.  But it will continue to be a struggle, particularly in softer environments.

David Loeb:That's great.  Thank you both.

John Arabia:Thank you, David.

Operator:Our next question is from Bill Crow of Raymond James.  Your line is open.

Bill Crow:Thanks.  Good morning, guys.

John Arabia:Good morning.

Bill Crow:My question, John, is somewhat of an accommodation of what you've just heard from Jeff and David.  That is, assuming this cycle is a little bit different than ‘08, ‘09 and ‘01 through ‘03 and we go through a more muted downturn, what are you looking for as signs that it is time to shift your balance sheet from being purely defensive to being offensive?  Whether that's buying back stock or buying assets.  But it seems to me you have to be able to see something that changes your confidence and what is that going to be driven by?

John Arabia:I think it's a greater clarity on what our asset values are.  I think that will have to be supported by understanding of where the potential bottom is for operating fundamentals.  I hate to repeat myself, but it's disappointing to me that we are already seeing this level of discounting, given high occupancies.  That is a new twist to what we've seen in the past.

Whereas Bill, you know well, in one of the recoveries we had 4 to 5 years of declining occupancy that the industry was able to push rates.  I think our biggest question right now as a company, is how do we invest the significant optionality that we have built up?  That is something that is hotly debated.  I believe we have no pressure to us, in conversations with our larger shareholders there is a great level of confidence, and no pressure for us to get capital out the door.

We believe, right now, it is prudent to wait, but it is not as if we're not evaluating numerous investment options that are presented to us.  Eventually it's going to be a capital allocation decision, that only history will be able to judge whether or not waiting, or being more aggressive now, would be the right call.  But as we sit here today, we think having patience is prudent.

Bill Crow:I appreciate that, John.  You've said before, that the shortest book ever written is public-to-public M&A, and I guess with your stock flat on a year-to-year basis, which is not so bad, if we start to see some separation in multiples, does that become then, something you look at?

John Arabia:Absolutely.  I would say it's a long shot, Bill, however, if our multiple continues to improve, and it has improved markedly over the past few years, and our investment optionality and liquidity is high, then at the right price with the right opportunity, we will evaluate.

I will say, though, that M&A is, I think, a little bit more difficult than some realize, in that there are typically pretty big frictional costs, in addition to transaction costs, that do create hurdles.  Going back to some of our other questions, share repurchases, acquisitions and M&A are all things that are being considered and will continue to be considered.

Bill Crow:That's it for me.  Thank you.

Operator:Our next question is from Anthony Powell of Barclays.  Your line is open.

Anthony Powell:Hi, good morning, everyone.  A question on San Francisco.  Have you been able to replace any of the city-wide declines next year with in-house group as the Moscone Center renovation ramps up?

Mark Hoffman:Yeah.  as Moscone Center ramps up, we continue to work aggressively at moving towards replacing.  At this point, our pace for next year is positive in general there.  So, we feel good about that and we'll get into more detail as we go through our budgeting process.

Anthony Powell:Great.  On New Orleans, the market and the hotels there seem to have rolled over a bit in the third quarter.  Is that due to oil and gas, or is there something else going on in that market?

Mark Hoffman:I think you know the market has suffered from a little bit of oil and gas, a little bit of transient slackening.  One of the positive news for 2017 is that New Orleans has a very positive convention calendar next year and we're looking forward to that.  The convention calendar this year was down 2.6%, and next year it's up 18% with market growth conventions are up from 38 to 42, and room nights are up almost 110,000 room nights.  So we're looking for a New Orleans to recover nicely next year.

Anthony Powell:Got it.  And just one final one, I guess.  You mentioned discounting many times today.  How big of an impact have the direct booking initiatives been and what's your dialogue been with Marriott and Hilton on those?

John Arabia:Yeah, first and foremost, Anthony, we remain supportive of those initiatives.  At this point, it's too early to really tell exactly what the cost has been in that discounting.  If we had to guess, and only a guess, it's probably measured in tens of basis points, but again, that is an off-the-cuff guess.  We should have, as time passes, more information on that.

Bill Crow:All right.  That's it from me.  Thank you.

John Arabia:Thanks, Anthony.

Operator:Our next question is from Sean Kelly of Bank of America.  Your line is open.

Sean Kelly:Hey, guys.  Good morning.  You covered a lot of the ground here, but I just wanted to revisit the 4Q outlook for a quick second.  I think you guys called out in the answer to another question, a little bit, obviously, this Houston training business, but as we just look at the absolute magnitude of RevPAR that you guys are expecting in the 4Q, it's a little lighter than what we're seeing across some of the other REITs.  So, is there anything else, either geographic or portfolio specific, that you think is sort of dragging down what we're seeing in the fourth quarter?

Bryan Giglia:Hey, Sean, it's Bryan.  Other than the weakness that we talked about in the group and in Houston, there's nothing really, throughout the portfolio.  New York is obviously a market that remains weak.  Orlando is, I’m sorry, not Orlando, Orlando has been very strong.   New Orleans continues to be weak for the remainder of the year.  Those are the major markets with San Francisco also having a little weakness in the fourth quarter.

Sean Kelly:Okay, great.  Thanks, Bryan.

John Arabia:Hey, Sean, it's John.  The other thing we've done, in addition to really just making sure we've scrubbed all of our to-be group business, just based on recent end of quarter for the quarter pickup, which has been soft.  The other thing we went back to and challenged all of our properties on, is to make sure we weren't caught off guard, by what is probably going to be a very slow travel week next week.  I hate to get that granular into the business, but that also had an impact on our outlook for the fourth quarter.  That is just the slow travel anticipated during the election week.

Sean Kelly:Got it.  Okay.  That's really helpful.  Then, my only other question would be, John, I think this was asked a couple of times in different ways.  But you did mention them in the prepared remarks some of the incentives being offered in some of the loyalty programs for differences in behavior.  Clearly you are referring to something very specific, and I guess my question is, is this some of the ‘waterfalling’ that we see in some of the points program that were talking about?  Because it didn't sound so much like it's the direct booking campaign.

John Arabia:No, the former.  It's the waterfall, or the threshold, depending on the brand, call it 96%, 97%, and the perverse incentive to make sure that a lot of operators are getting over those thresholds, if they are close.  And what you end up seeing, and a few of our competitors have talked about this in the past, what you end up seeing is, if you are not sold out or close to it, typically you would expect the pricing to increase, and instead you see a large portion of individual markets discounting, when you should have pricing strength.

Sean Kelly:Got it.  Okay.  No, very clear.  Thank you guys.

John Arabia:Thank you.

Operator:Our next question is from Lucas Hartwich of Green Street Advisors.  Your line is open.

Lucas Hartwich:Thanks.  Good morning guys.

John Arabia:Good morning, Lucas.

Lucas Hartwich:John, I thought your comments on the acquisition that you considered during the quarter were really interesting.  Can you maybe talk about that a little bit more?  I mean, given the huge discount that your company and the sector as a whole are trading at, I think it would be interesting to hear more color about what opportunities are out there, how do you think about that relative to the value that your existing portfolio trades at?

John Arabia:Clearly we're trading at a discount NAV but I don't think that, all of a sudden, completely turns the company off from evaluating acquisitions.  We saw an opportunity, and it was small.  We saw an opportunity that we thought was interesting, in that we believed we could create meaningful value, long-term value, from asset management, from capital, from repositioning the asset.  It was something that was, I believe, very easy for us to do and a core competence.

That said, we remained disciplined on price.  It was one of those assets, Lucas, that I thought, and again, this was way off the beaten path, and my guess is that most of the REITs weren't looking at it, but it was something that I thought that at the right price, we’d look back in five years or in 10 years and say, “Wow, I'm glad we did that, despite the discount.”  But, as what's probably driving your question, acquisitions do become harder in this environment.

Lucas Hartwich:That's really helpful.  You know, secondly, I noticed that the room count at the Hilton Times Square went up about 18 rooms.  I'm curious about the cost basis was for those incremental rooms?

John Arabia:Yeah, hold on a second, Lucas.  Roughly, in the low $300s a key.

Lucas Hartwich:Perfect.  And then, lastly, this one's for Bryan.  On the two loans that are maturing next year, can you talk about the plans?  How you plan to refinance those and maybe some of the terms that you expect to get, relative to the terms you have in place now?

Bryan Giglia:Sure.  Good morning, Lucas.  The two loans we have maturing next year are a total of $240 million of debt.  They both come due at the end of Q1 next year.  They are the mortgages secured by the Marriott Long Wharf and the Embassy Suites Chicago.  We expect right now to refinance this debt with long-term unsecured debt.  We will look to do that in the fourth quarter or into the beginning of the first quarter of next year, early next year.  With these maturities refinanced, we would look to, with the term of this debt, extend our average term.   These two loans are both at 5.58%.  The all-in rates for the new loans would be expected to be meaningfully below that.

Lucas Hartwich:That's all.  Maybe just a follow up.  It looks like you guys are slowly transitioning away from mortgage debt.  I'm just curious if you considered senior bonds at all.

Bryan Giglia:It's something that we look at long-term.  I think with the size of the company today, it still would be difficult, while our balance sheet would command an investment grade rating, because of the size of the portfolio and the diversity of the portfolio and being lodging, that might make it a little difficult.  We think it only really makes sense when we're at the point where we can secure that investment grade rating.

But what we're doing is, as you see, is that we're moving the portfolio and the debt stack to more unsecured using different, either term loans, potential private placements, other unsecured pieces of debt, to prepare the portfolio.  So, if we get to a point, we could make that transition.  In addition, with some of the larger assets and the complexity of those assets, encumbering with a secured mortgage makes it difficult to change flags, to do large investments.  You have to go and deal with servicers and get approvals.  Having larger complex assets, like those in our portfolio, it makes it easier for us to do what we want with our assets with unsecured debt on it.

Lucas Hartwich:Great.  Thank you.

Operator:Our next question is from Smedes Rose of Citi.  Your line is open.

Smedes Rose:Hi, thank you.  I was just wondering, you mentioned supply picking up next year.  I was just wondering if you look across your portfolio at competitive hotels that are competitive to your existing portfolio, what do you see in supply growth for next year, and maybe what is it for this year as well?

John Arabia:Yes, Smedes.  By the way, it's difficult because a lot of the information you have is either for the MSA or city, so you really need to get far more granular.  Plus, there are certain markets where you're just not going to get supply growth figures.  This year we, on a weighted-average basis, we were looking at about, for our portfolio, about 2% growth, a little over 2% growth and we believe that that in ‘17 that will tick up on a weighted-average basis, weighted by rooms, we think that that'll increase to a mid-to-high 2% number.  However, I think it's fair to question how many of those hotels will actually deliver or deliver on time.  Also, when you take a look at some of those statistics, for example, we're using Los Angeles at 3.6%, our concentration is largely in LAX, which has very limited supply growth.  So a slight uptick I think is fair, over the roughly 2% we are seeing in our portfolio this year.

Smedes Rose:Great.  And then, Bryan, you mentioned, I think, some flagging opportunities as you think about debt on the portfolio.  Do you guys have any opportunities to re-flag hotels, or that potentially would give you negotiating strength on management contracts?  Or is that any kind of near-term item?

John Arabia:Yeah, Smedes, this is John.  Obviously our one large independent hotel is the Boston Park Plaza.  We've been approached by various brands, particularly now that the property is completely repositioned and gorgeous.  That's one that for now, we're more likely than not to remain independent.  There are a very small number of hotels where the management agreements or franchise agreements are coming due or are potentially terminable on sale and we'll evaluate those as those opportunities come up.

Smedes Rose:Great.  Thank you. I appreciate it.

John Arabia:Thank you.

Operator:Our next question is from Thomas Allen from Morgan Stanley.  Your line is open.

Thomas Allen:Hey, good morning.  Sorry if I missed this, but could you just talk about what your 2017 group pace is and how it is trending?  Thank you.

Mark Hoffman:Yeah, we haven't disclosed that yet.  I will tell you that in the past we've described it as the group pace was robust.  Thomas, that has moderated.  Based on the trends that we've talked about it, it's positive, but I would say it's gone from robust to generally positive.

Thomas Allen:Okay, helpful, thank you.  Then, you touched on certain markets supply growth and city-wides next year but could you just go through your major markets and just give us some more color?  Some of your peers have done it, and I know that your sub-markets are slightly different, so I just want to make sure that were not mixing up sub-markets.  Thank you.

John Arabia:Yeah, hold on one second.  I'm going to turn that over to Mark.  He can actually answer that.

Mark Hoffman:Yes.  So from a standpoint of city-wides next year, our Washington DC market, we believe is strong, given both the inauguration and they're currently trending up 13.5% or so.  Boston also looks solid, up 10%.  San Diego is down 11%.  San Francisco, as we've talked about several times with the reconstruction of Moscone Center is down.  Los Angeles, on the other hand, is up very strong, almost 30%.  Orlando is having a very good year this year, is also up strong again next year.  Chicago, after a soft year this year is up stronger next year.  New Orleans, as I mentioned, is up strong, and Baltimore is down slightly.

Thomas Allen:And then in terms of supply growth?

John Arabia:Thomas, this is John.  I just want to get back to the one clarification point, because I think it's interesting.  That is, while our group pace for ‘17 has moderated from, as I said, robust to marginally positive, I should point out that our tentative group bookings, which is a smaller number, but our tentative group bookings have grown significantly.  We have had anecdotal evidence, I say just anecdotal, I don't say it's a trend, but anecdotal evidence that there are a number of group sales contracts for 2017 business, that normally would have been signed by now.  But we have received word from the sales managers that the specific feedback has been that they want to wait until after the election.  So, we will see how that all plays out.  But there does seem to be some level of pent up demand in group, at least in our portfolio, that we're monitoring.

Thomas Allen:Interesting.  Thank you.

Operator:Our next question is from Rich Hightower from Evercore ISI.  Your line is open.

Rich Hightower:Hey, good morning, guys.

John Arabia:Good morning, Rich.

Rich Hightower:Just one question. I'll keep it quick.  John, in your prepared remarks earlier you did rattle off a handful of markets that are doing better on the transient side than the portfolio average.  Is any part of that related to maybe a lower adoption of technology versus some of the other usual suspects?  New York, San Fran, etc., where technology adoption and the close-in rebooking activity seems to be a lot higher?  Are there any major differences there?

John Arabia:I don't think so, Rich.  I think it's been numerous factors playing in, and to some of those specific market themes.  I can't point or quantify what portion of it is technology.  Although I do believe one of the challenges for the industry right now is the level of information that both the consumer and the operator have, and I believe that that has accelerated the level of discounting that we have seen.

Operator:Our next question is from Bryan Mayer of FBR and Company.  Your line is open.

Bryan Mayer:Yeah, good morning, guys.  A quick question on some of the high-level observations and maybe this is best for John.  But when we look at the STR trends, and kind of more recently than not, we're seeing some trade down, or at least better performance, coming out of at least the lower end chains, kind of economy through upper midscale.  Are you seeing or hearing anything that would compel you to believe that the consumer is trading down, whether it's the leisure transient that doesn't feel really good because of Obamacare cost, etc., or corporate, whereby they are pushing people to stay more in select service, even upscale select service as opposed to full service?

John Arabia:Hey, Bryan.  We've only heard anecdotal from some purchasing managers that certain industries are being forced to stay where their travel manager state, rather than circumventing those rules and staying at nicer hotels.  We've heard that anecdotally.  It seems to make sense, given where we are in this cycle and what I believe is a revenue recession in many sectors of corporate America, but I don't really have anything more than that.

Bryan Mayer:Okay, thanks.

John Arabia:Thank you.

Operator:There are no further questions at this time.  I would like to return the call to our host for any closing remarks.

John Arabia:Again, thank you very much for your interest in Sunstone.  We are around if you have any follow-up questions and we really appreciate it.  Have a great day.

Operator:Thank you.  This does conclude today's Sunstone Hotel Investors' Third Quarter 2016 Earnings Call.  You may now disconnect your lines and everyone have a great day.